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                                                                     Exhibit 8.2

                        [Dorsey & Whitney LLP LETTERHEAD]


                               _____________, 2000


UBARTER.COM, INC.
2815 2nd Avenue, Suite 500
Seattle, Washington 98121


Attention: Board of Directors

     Re:  TAX OPINION FOR THE MERGER TRANSACTION INVOLVING
          SHOPNOW.COM INC. AND UBARTER.COM, INC.

Ladies and Gentlemen:

     We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the "MERGER") involving ShopNow.com Inc., a corporation organized and existing under the laws of the State of Washington ("SHOPNOW.COM"), Shamu Acquisition, Inc., a wholly-owned first tier subsidiary of ShopNow.com and a Washington corporation ("MERGER SUB"), and Ubarter.com, Inc., a corporation organized and existing under the laws of the State of Nevada ("UBARTER").

     The Merger is structured as a statutory merger of Ubarter with and into Merger Sub, with Merger Sub surviving the Merger, all pursuant to the applicable corporate laws of the States of Washington and Nevada and in accordance with the Agreement and Plan of Merger by and among ShopNow.com, Merger Sub, and Ubarter, dated as of January 20, 2000 and the exhibits thereto (collectively the "AGREEMENT"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "CODE").

     Pursuant to the Merger, each share of Ubarter Common Stock that is issued and outstanding at the Effective Time of the Merger (other than any shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and represent the right to receive from ShopNow.com a number of shares of ShopNow.com Common Stock determined by


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dividing (a) the ShopNow.com Base Shares (as defined in the Agreeement) by (b)
the Fully Diluted Common Stock Number (as defined in the Agreement). No fractional shares of ShopNow.com Common Stock will be issued in connection with the Merger. The aggregate number of shares of ShopNow.com.com Common Stock that a shareholder of Ubarter is entitled to receive shall be rounded to the nearest whole number of shares, with .5 being rounded up.

     We have acted as legal counsel to Ubarter in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

     A. The Agreement;

     B. A Tax Representation Certificate of ShopNow.com and Merger Sub dated the date hereof, signed by an authorized officer of each of ShopNow.com and Merger Sub and delivered to us from ShopNow.com and Merger Sub and incorporated herein by reference, a copy of which is attached hereto as ATTACHMENT 1;

     C. A Tax Representation Certificate of Ubarter dated the date hereof, signed by an authorized officer of Ubarter and delivered to us from Ubarter and incorporated herein by reference, a copy of which is attached hereto as ATTACHMENT 2;

     D. The Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"); and

     E. The proxy statement/prospectus included with the Registration Statement (the "Proxy Statement").

     In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

     (A) Original documents (including signature) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

     (B) Any representation or statement referred to above made "to the knowledge of" or "to the belief of" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Time of the Merger;

     (C) The Merger will be consummated pursuant to the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and as described in the


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Registration Statement and the Proxy Statement, and will be effective under the laws of the States of Washington and Nevada;

     (D) No Ubarter stockholder has guaranteed or will guarantee any Ubarter indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times prior to and including the Effective Time of the Merger,
(i) no outstanding indebtedness of ShopNow.com, Ubarter, or Merger Sub has represented or will represent equity for tax purposes; (ii) no outstanding equity of ShopNow.com, Ubarter, or Merger Sub has represented or will represent indebtedness for tax purposes; (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Ubarter capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code; and (iv) none of the payments made by ShopNow.com to a shareholder, or any affiliate of a shareholder, of Ubarter with respect to any indebtedness or obligation of Ubarter will be separate consideration for, or allocable to, any shares of Ubarter capital stock;

     (E) ShopNow.com, Merger Sub and Ubarter will report the Merger on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below and will comply with all reporting obligations set forth in the Code and the Treasury Regulations promulgated thereunder; and

     (F) The Call Option between Steven White and ShopNow.com, whereby ShopNow.com acquired the option to buy up to 1,337,896 shares of Ubarter Common Stock, representing approximately 22% of Ubarter's issued and outstanding shares, is not exercised in whole or part.

     Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

     1. If the Merger is consummated in accordance with the provisions of the Agreement (and without any waiver, breach or amendment of any of the provisions thereof), the Merger will be a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code.

     2. Each of ShopNow.com, Merger Sub and Ubarter will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     3. No gain or loss will be recognized by the Ubarter shareholders who exchange shares of Ubarter Common Stock solely for ShopNow.com Common Stock pursuant to the Merger.

     4. A Ubarter shareholder who exercises dissenters' rights and is paid cash with respect to all of that shareholder's Ubarter Common Stock generally will recognize capital gain or loss measured by the difference, if any, between (a) the amount of cash received and (b) the Ubarter shareholder's tax basis in the Ubarter Common Stock surrendered in exchange


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therefor. Such capital gain or loss will be long-term capital gain or loss if the Ubarter Common Stock exchanged for cash by such dissenting shareholder has been held for more than one year. However, the amount of cash received by a Ubarter shareholder exercising dissenters' rights may be treated as dividend income under the rules of Sections 302 and 318 of the Code.

     Our opinions set forth above are based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "SERVICE") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinions set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

     Our opinions concerning certain of the U.S. federal tax consequences of the Merger are limited to the specific U.S. federal tax consequences presented in the four (4) numbered paragraphs above. No opinion is expressed as to the U.S. federal income tax consequences to Ubarter of the Merger, or any transaction undertaken in connection with the Merger. Further, no opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the U.S. federal income tax attributes of ShopNow.com, Ubarter or Merger Sub; (ii) any transaction in which ShopNow.com Common Stock is acquired or Ubarter Common Stock is disposed of other than pursuant to the Merger; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of Ubarter Common Stock; (iv) the effects of the Merger, including, but not limited to, any assumption by ShopNow.com pursuant to the Meger, with respect to holders of options, warrants, or other rights to acquire Ubarter stock or participants in Ubarter employee stock purchase plans; (v) the effects of the Merger on any Ubarter stock acquired by the holder subject to the provisions of Section 83 of the Code; (vi) the effects of the Merger on any payment which is or may be subject to the provisions of Sections 280G and 162(m) of the Code; (vii) the application of the collapsible corporation provisions of Section 341 of the Code to ShopNow.com, Ubarter or Merger Sub as a result of the Merger; (viii) the application of the alternative minimum tax provisions contained in the Code;
(ix) the effects of the Merger on any Ubarter stock acquired or held as part of a "straddle," "conversion transaction," "hedging transaction," or other risk reduction transaction; (x) the effects of any loans or advances to Ubarter made by ShopNow.com or Merger Sub, including, without limitation, the tax consequences of the Merger to Ubarter regarding any such loans or advances; (xi) any special tax consequences applicable to insurance companies, securities dealers, financial institutions, tax-exempt organizations or foreign persons;
(xii) the potential application of Sections 1045 and 1202 of the Code with respect to shares of "qualified small business stock" (within the meaning of Section 1202 of the Code) or of Section 1244 of the Code with respect to shares of "section 1244 stock" (within the meaning of section 1244 of the


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Code); and (xiii) the effects of the Merger with respect to holders of any debt instruments of Ubarter.

     No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "Material United States federal income tax consequences of the merger" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                       Very truly yours,

                                       DORSEY & WHITNEY LLP

                                       A LIMITED LIABILITY PARTNERSHIP
                                       INCLUDING PROFESSIONAL CORPORATIONS

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